Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-1 (Nos. 333-174548) Form S-1/A, (Nos.333-171060 and 333-163966) and on Form S-3 (Nos. 333-179139 and 333-177539) of  Applied Minerals, Inc. of our report dated March 15, 2012, with respect to the consolidated balance sheet of  Applied Minerals, Inc. as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss,  stockholders’ equity and cash flows for the years ended December 31, 2011 and 2010,  and the cumulative period from inception (January 1, 2009) through December 31, 2011, which report appears in this annual report on Form 10-K for the year ended December 31, 2012 of Applied Minerals, Inc.

/s/ PMB Helin Donovan, LLP
Seattle, Washington
March 15, 2013